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                                                                     EXHIBIT 5.1


                        [JENKENS & GILCHRIST LETTERHEAD]

                                  July 20, 2001



FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, Texas 75062

         Re:      Registration Statement on Form S-4 (File No. 333-62510)

Ladies and Gentlemen:

         We refer to Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-62510) of FelCor Lodging Trust Incorporated, a Maryland corporation (the "Company"), and FelCor Lodging Limited Partnership, a Delaware limited partnership (the "Limited Partnership"), filed with the Securities and Exchange Commission, and the Joint Proxy Statement/Prospectus and Prospectus Supplement contained therein (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, up to 34,879,013 shares of the Company's common stock, $0.01 par value per share (the "Common Shares"), as well as 2,769,305 common units of the Limited Partnership (the "Common Units"), 755,954 Series C preferred units of the Limited Partnership (the "Series C Units") and 392,157 Series D preferred units of the Limited Partnership (the "Series D Units"). The Common Shares are to be issued in connection with the merger (the "Merger") of MeriStar Hospitality Corporation, a Maryland corporation ("MeriStar"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of May 9, 2001, by and among the Company and the Limited Partnership, on the one hand, and MeriStar and MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership ("MeriStar Partnership"), on the other hand, as proposed to be amended by the form of First Amendment to Agreement and Plan of Merger filed as an exhibit to the Registration Statement (as proposed to be amended, the "Merger Agreement"). The Common Units, Series C Units and Series D Units are to be issued in connection with the merger (the "Partnership Merger") of a wholly-owned subsidiary of the Limited Partnership with and into MeriStar Partnership pursuant to the Merger Agreement.

         We have examined copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Amendment and Restatement and Bylaws, including any and all amendments thereto, and minutes of applicable meetings of the stockholders and the board of directors of the Company, or written consents in lieu of such meetings, together with such other corporate records and certificates of public officials and of officers of the Company as we have deemed relevant for the purposes of this opinion. We have also examined copies, certified or otherwise identified to our


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FelCor Lodging Trust Incorporated
July 18, 2001
Page 2



satisfaction, of the Amended and Restated Agreement of Limited Partnership of the Limited Partnership, as previously amended (the "Limited Partnership Agreement"), which will be further amended and restated in conjunction with the closing of the Partnership Merger by that Second Amended and Restated Agreement of Limited Partnership of the Limited Partnership, the form of which has been filed as an exhibit to the Registration Statement (the "Restated Partnership Agreement") and such other partnership records and certificates of public officials and of partners of the Limited Partnership as we have deemed relevant for the purposes of this opinion. Based upon the foregoing, and having regard to the legal considerations that we deem relevant, it is our opinion that:

1. Assuming that the Merger is approved by the requisite vote of the stockholders of the Company, all necessary corporate actions will have been taken by the Company, for itself and in its capacity as the general partner of the Limited Partnership, to authorize the issuance of the Common Shares of the Company and the issuance of the Common Units, Series C Units and Series D Units of the Limited Partnership in connection with the Merger and the Partnership Merger, respectively.

2. Assuming the Restated Partnership Agreement is properly executed and delivered at the closing of the Partnership Merger, all necessary limited partnership actions have been taken by the Limited Partnership to authorize the issuance of the Common Units, Series C Units and Series D Units of the Limited Partnership in connection with the Partnership Merger.

3. Assuming that all relevant corporate actions heretofore taken by the Company remain in full force and effect, and that the Merger is approved by the requisite vote of the stockholders of the Company, if and when the Common Shares are issued, sold and delivered by the Company in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement, the Common Shares, will be legally issued, fully paid, and nonassessable.

4. Assuming that all relevant corporate and partnership actions heretofore taken by the Company and the Limited Partnership remains in full force and effect, and that the Merger is approved by the requisite vote of the stockholders of the Company, if and when the Common Units, Series C Units and Series D Units are issued, sold and delivered, the Limited Partnership, in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement, the Common Units, Series C Units and Series D Units will be legally issued, fully paid and nonassessable.

         We are attorneys admitted to practice in the State of Texas. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act and the State of Texas. With respect to matters of Maryland law, we have relied upon the opinion of Miles and Stockbridge P.C., Baltimore, Maryland.

         We hereby consent to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus and Prospectus Supplement, which constitute a part of the Registration Statement referred to above. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Sincerely,

                                      JENKENS & GILCHRIST,
                                      a Professional Corporation



                                      By: /s/ ROBERT W. DOCKERY
                                         ---------------------------------------
                                         Robert W. Dockery, Authorized Signatory